Exhibit 99.1

For Release: January 20, 2004	For Further Information:
Steven R. Lewis, President & CEO
David L. Mead, Chief Financial Officer
(330) 373-1221 Ext. 2279

First Place Financial Corp. Reports Second Quarter 2004 EPS of $0.34

Third Quarter Dividend of $0.14 Declared

Warren, Ohio, January 20, 2004 - First Place Financial Corp. (NASDAQ: FPFC) reported net income for the second quarter of fiscal 2004 ended December 31, 2003 of $4.33 million, an increase of 1.0% from the $4.29 million reported for the second quarter of fiscal 2003. Diluted earnings per share were $0.34, a 3.0% increase from the $0.33 reported last year. Earnings reflected solid revenue growth partially offset by higher expense levels associated, in part, with the Company’s expansion initiatives. Per share results were additionally affected by share repurchase activity, which decreased average diluted shares outstanding by 1.6%. Annualized return on average equity (ROE) and return on average assets (ROA) for the second quarter of fiscal 2004 were 9.30% and 1.02%, respectively, compared to 9.39% and 1.09% for the second quarter of fiscal 2003.

Net income for the first six months of fiscal 2004 was $8.84 million, an increase of 20.8% from the $7.32 million reported for the first six months of fiscal 2003. Diluted earnings per share were $0.69, a 23.2% increase from the $0.56 reported last year. The earnings improvement was derived from exceptionally strong growth in noninterest income, combined with solid growth in net interest income. Per share results were additionally affected by share repurchase activity, which decreased average diluted shares outstanding by 2.8%. Annualized ROE and ROA for the first six months of fiscal 2004 were 9.57% and 1.07% respectively, compared to 8.02% and 0.92% for the prior-year six-month period.

Commenting on these results, Steven R. Lewis, President and CEO said, “Our non-bank businesses are making an important contribution to our revenue stream while we address the combined challenges of the low interest rate environment and an economy that has not yet resumed its full strength. Our expansion initiatives throughout the state of Ohio via loan production offices, the recent opening of a full-service business financial center and our non-bank diversification initiatives have resulted in higher expense levels this year, which have impacted earnings growth near-term. During the past seven months, we have opened loan production offices in Cincinnati and Toledo. In addition, we opened a loan production office in Columbus in January 2004, increasing the total number of LPOs to thirteen. We believe we are investing in the future of First Place, and we see strong opportunities for growth based on these current investments.

“We are especially excited about two events this past quarter that will expand First Place’s geographic footprint and move us further in the direction of becoming a diversified financial services organization. As previously announced, on November 10, 2003 we signed an agreement to acquire Franklin Bancorp, Inc., with assets of $528 million as of September 30, 2003 located in Southfield, Michigan, and on November 5, we opened “First Place Financial Center,” in Solon, Ohio, one of the fastest growing markets in Northeast Ohio.

“Franklin Bancorp positions us to expand into high-growth, affluent Oakland County, Michigan, as well as accelerate our strategy to increase commercial loans and core deposits. The acquisition is expected to close during the second calendar quarter of 2004 and be immediately accretive to earnings. In December, we issued $30 million in trust preferred securities to fund a portion of the cash consideration in the transaction.”

The Financial Center in Solon offers specialized personal service through a team of professionals who integrate the full-range of commercial and private financial services, including: Business Financial Services, Commercial Real Estate, Mortgage Lending, Insurance and Wealth Management. Mr. Lewis continued, “We are excited about the Solon Center as a prototype for expansion, utilizing this “bank-within-a-bank” strategy to attract executives, entrepreneurs and professionals whose more complex banking needs would benefit from the integrated approach we can offer.”

Total revenue (net interest income plus noninterest income) for the quarter ended December 31, 2003 was $17.9 million, up 10.0% from the $16.3 million reported in the prior-year second quarter. Net interest income increased 3.9% to $11.9 million and reflected a 7.8% increase in average earning assets. Partially offsetting the impact of the growth in earning assets was a nine basis point decline in the net interest margin to 3.21% primarily due to overall lower yields on earning assets. Mr. Lewis noted, “Our earning asset mix and core deposit base showed favorable improvement, but the low rate environment continues to impact our net interest margin. We are committed to building a more bank-like balance sheet, and the growth in commercial loans and core deposits reflects the success of that strategy.”

Noninterest income for the second quarter ended December 31, 2003 increased 24.6% to $6.0 million, from $4.8 million in the prior-year second quarter. The increase was due primarily to growth in revenue from non-bank businesses and mortgage banking income. Total mortgage originations for the current quarter were $239.5 million, compared to $246.7 million for the prior-year second quarter, and $403.3 million for the first quarter of fiscal 2004. Mr. Lewis commented, “This quarter’s originations represent a more normalized level of activity for us. We are pleased with the success of our LPO strategy, which accounted for over 74% of originations this quarter.” Gains on the sale of loans were $1.2 million for the quarter, down 59.9% from last year’s second quarter, primarily from a contraction in the margins achieved on loan sales as interest rates increased during the quarter. Loan servicing income was $1.4 million in the current quarter, compared to a net loss of $714,000 for the prior-year second quarter. An increase in the value of mortgage servicing rights (MSRs) in the quarter due to the rise in interest rates resulted in the recapture of $1.6 million of previously recorded impairment charges to MSRs. The net loss for the prior-year second quarter included a non-cash charge of $99,000 for impairment to MSRs. Additionally, amortization of the related capitalized servicing asset, which is charged against servicing income, moderated substantially compared to the prior year quarter as prepayments diminished on loans serviced.

Non-bank revenue increased $627,000, or 67.9%, from the prior-year second quarter, benefiting from the inclusion this quarter of APB Financial Group, Ltd. and the majority ownership in TitleWorks Agency, LLC, both of which were acquired in January 2003. Mr. Lewis commented, “Our strategy to develop a portfolio of non-bank products that facilitate and enhance our customers’ banking experience is critical to our success as a relationship bank.”

Noninterest expense for the second quarter ended December 31, 2003 was $10.9 million, an increase of $1.8 million, or 19.2%, compared to the prior-year second quarter. Two factors were the primary contributors to the increase in expenses. The first was an increase across all expense categories attributable to expansion initiatives. The second was a charge of $770,000 relating to aged outstanding reconciling items in the Company’s primary correspondent account identified in the quarter after revising procedures for proof and check clearing processes. The new procedures eliminated certain reconciling timing differences in the account but led to the conclusion that certain other reconciling differences were not likely to be recoverable. The efficiency ratio was 60.20% in the current-year quarter compared to 55.55% in the year-ago second quarter.

Nonperforming assets, including nonperforming loans and real estate owned, totaled $15.5 million at December 31, 2003, compared to $15.7 million at September 30, 2003 and $16.3 million at December 31, 2002. Nonperforming assets as a percent of total assets declined to 0.93% at December 31, 2003, from 1.08% twelve months ago. Commenting on asset quality, Mr. Lewis noted, “Asset quality continues its improving trend. Net charge-offs and nonperforming assets have all declined from year-earlier levels. We view this improvement as a signal of the potential return of a stronger economy and a reflection of our ongoing diligence in monitoring credit quality.” The loan loss provision was $687,000 in the second quarter of fiscal 2004, modestly lower than the $697,000 reported in the prior-year second quarter. The loan loss reserve ratio was 1.05% at December 31, 2003 compared to 1.04% at December 31, 2002. Net charge-offs in the second quarter of fiscal 2004 were $410,000, or 0.15% of average loans, down from $564,000, or 0.22% of loans, in the linked quarter and $753,000, or 0.32% of loans, in the prior-year second quarter.

Assets totaled $1.7 billion at December 31, 2003, an increase of 11.3%, or $169.2 million, from December 31, 2002. Portfolio loans totaled $1.0 billion at December 31, 2003, a 14.8% increase from $899.4 million at December 31, 2002. Of this total, commercial loans, including commercial real estate, showed the most dramatic growth – up 62.1%, or $61.9 million, to $161.5 million. Mortgage loans increased 7.9%, or $50.3 million, to $688.2 million, and consumer loans increased 12.7%, or $20.6 million, to $182.5 million. Commercial loans now constitute 15.6% of the loan portfolio compared to 11.1% at December 31, 2002. Lower-cost core deposits (excluding certificates of deposit) increased 7.6%, or $39.2 million, to $552.8 million at December 31, 2003 compared to the year-ago quarter. Core deposits represented 50.0% of the deposit portfolio at quarter-end versus 46.7% for the year-ago quarter.

Shareholders’ equity at December 31, 2003 was $187.4 million, compared to $179.9 million at December 31, 2002. As part of its capital management strategy, the Company repurchased 259,000 shares during the last twelve months. The Company continues to maintain a strong capital position. At quarter end, shareholders’ equity was 11.22% of total assets.

During the first quarter of fiscal 2004, the Company increased its quarterly cash dividend paid by 12.0% to $0.14 per share. At its regular meeting held January 20, 2004, the Board of Directors declared a per share cash dividend of $0.14 for the third fiscal quarter, payable on February 12, 2004 to shareholders of record as of the close of business on January 29, 2004.

About First Place Financial Corp.

First Place Financial Corp., one of the country’s fastest growing small companies according to Fortune Magazine, is a $1.7 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 25 retail locations, including the new First Place Financial Center in Solon, Ohio, and 13 loan production offices throughout the state of Ohio. In addition to First Place Bank, the other operating subsidiaries include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three months ended December 31		Percent Change	Six months ended December 31		Percent Change
(Dollars in thousands, except per share data)	2003	2002		2003	2002
Interest income	$21,226	$22,638	-6.2%	$42,411	$45,819	-7.4%
Interest expense	9,302	11,167	-16.7	18,487	23,965	-22.9

Net interest income	11,924	11,471	3.9	23,924	21,854	9.5

Provision for loan losses	687	697	-1.4	2,173	1,208	79.9

Net interest income after Provision for loan losses	11,237	10,774	4.3	21,751	20,646	5.4

Noninterest income
Service charges	1,338	1,249	7.1	2,695	2,429	11.0
Security gains, net	292	324	-9.9	292	429	-31.9
Gain on sale of loans, net	1,192	2,971	-59.9	5,184	5,203	0.4
Loan servicing income (loss)	1,367	(714)	N/M	506	(1,959)	N/M
Other – bank income	226	33	N/M	489	27	N/M
Other – non-bank income	1,550	923	67.9	3,221	1,533	110.1

Total noninterest income	5,965	4,786	24.6	12,387	7,662	61.7

Noninterest expense
Salaries and benefits	5,685	4,399	29.2	10,942	8,441	29.6
Occupancy and equipment	1,527	1,402	8.9	3,049	2,809	8.5
Professional fees	296	456	-35.1	759	750	1.2
Loan expenses	120	376	-68.1	683	684	-0.1
Franchise taxes	518	402	28.9	912	799	14.1
Intangible amortization	251	245	2.4	500	493	1.4
Other	2,524	1,880	34.3	4,287	3,558	20.5

Total noninterest expense	10,921	9,160	19.2	21,132	17,534	20.5

Income before income tax and minority interest	6,281	6,400	-1.9	13,006	10,774	20.7

Provision for income tax	1,937	2,112	-8.3	4,106	3,455	18.8
Minority interest in income of consolidated subsidiary	12	0	N/M	59	0	N/M

Net income	$4,332	$4,288	1.0%	$8,841	$7,319	20.8%

SHARE DATA:
Basic earnings per share	$0.34	$0.34	0.0%	$0.70	$0.57	22.8%
Diluted earnings per share	$0.34	$0.33	3.0%	$0.69	$0.56	23.2%
Cash dividends per share	$0.14	$0.125	12.0%	$0.28	$0.25	12.0%
Average shares outstanding - basic	12,557,629	12,774,015	-1.7%	12,548,049	12,879,498	-2.6%
Average shares outstanding - diluted	12,813,089	13,027,644	-1.6%	12,791,140	13,160,279	-2.8%

PERFORMANCE RATIOS:
Return on average assets	1.02%	1.09%		1.07%	0.92%
Return on average equity	9.30%	9.39%		9.57%	8.02%
Net interest margin	3.21%	3.30%		3.29%	3.09%
Efficiency ratio	60.20%	55.55%		57.40%	58.42%

N/M	– Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share data)	December 31, 2003 (Unaudited)	June 30, 2003	December 31, 2002 (Unaudited)
Cash and cash equivalents	$27,841	$32,206	$39,147
Federal funds sold	1,500	1,650	2,510
Securities available for sale	338,940	346,429	380,827
Loans held for sale	46,108	65,695	46,813
Loans
Mortgage and construction	688,222	615,478	637,891
Commercial	161,476	124,005	99,589
Consumer	182,519	161,962	161,953

Total loans	1,032,217	901,445	899,433
Less allowance for loan losses	10,802	9,603	9,373

Loans, net	1,021,415	891,842	890,060
Federal Home Loan Bank stock	22,979	22,523	22,083
Accrued interest receivable	6,992	6,993	7,351
Premises and equipment, net	19,515	19,766	20,327
Goodwill	18,418	18,407	17,155
Core deposits and other intangibles	4,399	4,902	5,338
Other assets	162,588	148,200	69,897

Total Assets	$1,670,695	$1,558,613	$1,501,508

Deposits
Non-interest bearing checking	$40,246	$39,506	$36,487
Interest bearing checking	76,841	73,125	75,349
Savings	133,380	135,819	132,607
Money market	302,365	298,788	269,155
Certificates of deposit	552,406	561,212	587,379

Total deposits	1,105,238	1,108,450	1,100,977
Securities sold under agreements to repurchase	30,080	9,547	18,514
Federal Home Loan Bank advances	296,179	235,952	182,381
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital securities	30,929	0	0
Advances by borrowers for taxes and insurance	5,614	4,385	4,446
Accrued interest payable	857	796	870
Other liabilities	14,403	16,802	14,408

Total Liabilities	1,483,300	1,375,932	1,321,596
Total Shareholders’ Equity	187,395	182,681	179,912

Total Liabilities and Shareholders’ Equity	$1,670,695	$1,558,613	$1,501,508

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share data)	FY 2004 2nd Qtr	FY 2004 1st Qtr	FY 2003 4th Qtr	FY 2003 3rd Qtr	FY 2003 2nd Qtr
EARNINGS
Tax equivalent net interest income	$12,176	12,250	11,522	11,212	11,703

Net interest income	$11,924	12,000	11,291	10,953	11,471
Provision for loan losses	$687	1,486	888	768	697
Noninterest income	$5,965	6,422	6,746	5,799	4,786
Noninterest expense	$10,921	10,211	9,806	9,383	9,160
Net income	$4,332	4,509	4,962	4,411	4,288
Basic earnings per share	$0.34	0.36	0.40	0.35	0.34
Diluted earnings per share	$0.34	0.35	0.39	0.34	0.33

PERFORMANCE RATIOS
Return on average assets	1.02%	1.12%	1.31%	1.20%	1.09%
Return on average equity	9.30%	9.85%	10.99%	9.94%	9.39%
Net interest margin (fully tax equivalent)	3.21%	3.37%	3.34%	3.29%	3.30%
Efficiency Ratio	60.20%	54.69%	53.68%	55.16%	55.55%

CAPITAL
Period-end equity to assets	11.22%	10.98%	11.72%	11.88%	11.98%
Book value per share	$14.10	13.84	13.73	13.52	13.38
Period-end market value per share	$19.53	17.75	17.50	15.20	16.63
Cash dividend per share	$0.14	0.14	0.125	0.125	0.125
Common stock / Dividend payout ratio	41.18%	40.00%	32.05%	36.76%	37.88%
Period-end common shares outstanding (000)	13,289	13,286	13,309	13,313	13,444
Average basic shares outstanding (000)	12,558	12,538	12,525	12,563	12,774
Average diluted shares outstanding (000)	12,813	12,768	12,737	12,805	13,028

ASSET QUALITY
Net charge-offs	$410	564	824	602	753
Net charge-offs / Average loans (Annualized)	0.15%	0.22%	0.36%	0.27%	0.32%
Nonperforming loans	$14,156	14,541	12,779	14,367	14,676
Nonperforming assets (NPAs)	$15,538	15,722	13,774	16,007	16,264
NPAs / Total assets	0.93%	0.94%	0.88%	1.06%	1.08%
Allowance for loan losses	$10,802	10,526	9,603	9,539	9,373
Allowance for loan losses / period-end loans	1.05%	1.04%	1.07%	1.05%	1.04%
Allowance for loan losses / NPA’s	69.52%	66.95%	69.72%	59.59%	57.63%

MORTGAGE BANKING
Mortgage originations	$239,500	403,300	344,500	231,700	246,700
Net gains on sale of loans	$1,192	3,992	4,954	3,222	2,971
Mortgage servicing portfolio	$1,118,148	961,335	920,178	878,503	835,490
Mortgage servicing rights	$11,173	7,909	7,051	7,198	7,306
Mortgage servicing rights valuation (loss) recovery	$1,570	400	(796)	(669)	(99)
Mortgage servicing rights / underlying period-end loans serviced	1.00%	0.82%	0.77%	0.82%	0.87%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands, except per share data)	FY 2004 2nd Qtr	FY 2004 1st Qtr	FY 2003 4th Qtr	FY 2003 3rd Qtr	FY 2003 2nd Qtr
END OF PERIOD BALANCES
Loans	$1,032,217	1,011,619	901,445	909,126	899,433
Assets	$1,670,695	1,675,267	1,558,613	1,515,523	1,501,508
Deposits	$1,105,238	1,101,849	1,108,450	1,075,166	1,100,977
Shareholders’ equity	$187,395	183,909	182,681	179,978	179,912

AVERAGE BALANCES
Loans and loans held for sale	$1,146,872	1,090,575	996,625	963,191	965,152
Earning assets	$1,517,354	1,453,362	1,382,701	1,354,693	1,407,802
Assets	$1,687,266	1,608,546	1,524,713	1,493,542	1,554,879
Deposits	$1,102,582	1,107,919	1,097,659	1,087,670	1,102,748
Shareholders’ equity	$185,364	182,077	181,122	180,001	181,078